UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 8, 2018

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

670 D Enterprise Drive Lewis Center, Ohio	43035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 8, 2018, the Board of Directors of Midwest Energy Emissions Corp. (the “Company”) approved the increase in the size of the Board from three to four members and appointed Frederick Van Zijl to the Board effective immediately.

Frederick Van Zijl, age 56, is the founder of RVZ Strategic Advisors, LLC, which provides consulting services on middle market private equity and credit opportunities in the insurance, specialty finance, and asset management industries. Prior to founding RVZ Strategic Advisors, LLC in 2012, Mr. Van Zijl served as a Managing Director of Fortress Investment Group from 2010 through 2012, where he focused on private equity opportunities in the financial institution, transportation, and telecommunications industries, and as Managing Director and Head of US Leveraged Finance, Leveraged Loans, and Mezzanine Finance at Barclays Capital from 2006 through 2009. He also served as Managing Director of Goldman, Sachs & Co. from 1998 through 2006, where he worked in leveraged finance. Mr. Van Zijl is currently a director of Alcentra Capital Corporation (NASDAQ: ABDC), having been appointed to the Board effective as of September 16, 2018.

On October 8, 2018, and in lieu of a cash fee for the remainder of 2018 for service on the Board, Mr. Van Zijl was granted a nonqualified stock option to acquire 10,000 shares of the Company’s common stock exercisable at $0.24 per share, representing the fair market value of the common stock as of the date of grant. Such option is fully vested and exercisable as of the date of grant and will expire five years thereafter.

There is no arrangement or understanding between Mr. Van Zijl and any other person pursuant to which he was appointed as a director of the Company, nor is there any family relationship between Mr. Van Zijl and any of the Company’s directors or other executive officers. Further, with regard to Mr. Van Zijl, there are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K promulgated by the SEC.

The Board has determined that Mr. Van Zijl is an “independent director” as defined by the listing standards of the Nasdaq Stock Market.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: October 12, 2018	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer

3